UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Dr. Wei (William) Cao as Chief Executive Officer

On September 30, 2013, our board of directors (the “Board”) promoted Dr. Wei (William) Cao to the position of Chief Executive Officer of Cellular Biomedicine Group, Inc. (the “Company”). Mr. Cao previously served the Company as its President, Chief Operating Officer and Director where he has directly responsible for research and development, clinical trial and supply chain management and manufacturing for the Company’s cytotherapy business.  As CEO, Mr. Cao will assume the role of Principal Executive Officer as defined in the U.S. Securities and Exchange Commission (“SEC”) rules for SEC filing purposes and will continue his role as a director on the Company’s Board.

Concurrently Dr. Wen Tao (Steve) Liu will step down as Chief Executive Officer effective September 30, 2013, and will continue his leadership role at the Company as President – North America, and as Chairman of the Board. In his new role, Mr. Liu will focus on the company’s strategy in the United States and Canada.

The information required by Item 401(e) of Regulation S-K regarding Mr. Cao and Mr. Liu was previously reported in the Company's Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on March 29, 2013, and is incorporated herein by reference.

In connection with these officer appointments and title changes the Company amended pre-existing employment agreements with Mr. Cao and Mr. Liu. Mr. Cao’s and Mr. Liu's revised employment agreements reflect their new titles, duties and base salaries.

The summaries of the revised employment agreements above are not complete and are qualified in their entirety by reference to the copies of the definitive employment agreement amendments attached as Exhibits 10.1 and10.2 to this current report on Form 8-K.

Item 8.01. Other Events.

On October 1, 2013 the Company published a press release to announce the change in officer roles and titles, a copy of which is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Amendment No. 2 to Employment Agreement with Wei (William) Cao
10.2	Amendment No. 2 to Employment Agreement with Wen Tao (Steve) Liu
99.1	Press Release dated October 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: October 1, 2013	By:	/s/ Andrew Chan
Andrew Chan Chief Financial Officer